UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 10, 2007

GULF WESTERN PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

000-52309
(Commission File Number)

Nevada	98-0489324
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

4801 Woodway Drive, Suite 306, Houston, Texas, 77056
(Address of principal executive offices) (Zip Code)

(713) 355-7001
Registrant’s telephone number including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities

On May 10, 2007, the Registrant sold 525,000 units at a price of $1.00 per unit for gross cash proceeds of $525,000.  Each unit consists of a share in the common stock of the Registrant, one Class A warrant, and one Class B warrant, for aggregate proceeds of $525,000.  Each Class A warrant may be exercised at a price of $2.00 for a period of 3 years to acquire one additional share in the common stock of the Registrant.  Each Class B warrant may be exercised at a price of $3.00 for a period of 3 years to acquire one additional share in the common stock of the Registrant. The securities were sold to non-US persons pursuant to Regulation S.  The securities are restricted securities pursuant to Rule 144.

On May 10, 2007 the Registrant issued 200,000 shares in its common stock as bonus shares to two lenders who previously advanced a total of $500,000 to a subsidiary, Wharton Resources Corp., prior to its acquisition by the Registrant.  As part of the merger, the Registrant agreed to assume the obligation to issue the bonus shares.  The securities were sold to non-US persons pursuant to Regulation S.  The securities are restricted securities pursuant to Rule 144.

On May 10, 2007 the Registrant issued 500,000 shares of common stock to a consultant as compensation pursuant to the terms of a financing advisor consulting agreement. The securities were sold to non-US persons pursuant to Regulation S.  The securities are restricted securities pursuant to Rule 144.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gulf Western Petroleum Corporation
Date	May 18, 2007	(Registrant)

/s/ Don Sytsma
Don Sytsma, CFO